Exhibit 99.1


                   Data Systems Receives New Line of Credit

Farmington Hills, MI--October 1, 1998--Data Systems Network Corporation (OTC BB:DSYS) announced today that the Company has secured a new revolving credit facility with Foothill Capital Corporation of Los Angeles, CA, a Norwest Company. The new credit line will allow Data Systems to borrow up to a maximum of $20 million. Rates were favorable and the terms of the contract will be extended for the next three years.

John Lychos, Chief Financial Officer of Data Systems Network Corporation said, "The new line of credit will provide Data Systems with adequate capital to assist the Company with its near term growth needs. We selected Foothill because of its quality reputation and ability to provide us with the most favorable credit package."

Foothill Capital Corporation is a specialty financial services provider of asset based financing to middle market companies for growth/expansion. Foothill became a wholly owned subsidiary of Norwest Corporation in 1995. Norwest (NYSE:NOB) has over $88.5 billion in assets and was named as one of Business Week's Top 50 Best Stock Performers for 1997.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in remote network management, application development, integrated document management systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 16 offices and more than 230 employees.

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                      For additional information contact:
                   Barbara Hauswirth, Director of Marketing
                                 800-544-2086